Exhibit (d)(39)

INVESTMENT SUB-SUB-ADVISORY AGREEMENT

This Agreement is made and entered into this 18th day of November 2020, by and among Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”) and Invesco Capital Management LLC, a limited liability corporation organized in the State of Delaware and registered investment adviser (the “Sub-Sub-Adviser” each a “Party”).

RECITALS

Whereas, the MML Special Situations Fund (the “Fund”) is a series of MML Series Investment Fund II (the “Trust”), a Massachusetts business trust which is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, MML Investment Advisers, LLC, a Delaware limited liability company (the “Adviser”) and Sub-Adviser are parties to a certain Investment Sub-Advisory Agreement, effective as of November 18, 2020, pursuant to which the Sub-Adviser acts as a Sub-Adviser with respect to the Fund; and

WHEREAS, Sub-Adviser desires to retain the Sub-Sub-Adviser to provide certain investment management services with respect to the Fund upon the terms and conditions set forth below;

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of Trust, as determined in accordance with the 1940 Act (the “Disinterested Trustees”), have approved the retention of the Sub-Sub-Adviser to provide the investment management services contemplated herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Appointment. The Sub-Adviser hereby appoints the Sub-Sub-Adviser to act as discretionary investment manager with respect to the Fund for the period and pursuant to the terms and conditions set forth herein. The Sub-Sub-Adviser accepts such appointment and agrees to provide the services contemplated herein, pursuant to the terms and conditions set forth and for the compensation described herein.

2.	Duties of Sub-Sub-Adviser.

(a)	Subject to the supervision of the Adviser and Sub-Adviser, the Sub-Sub-Adviser shall develop and implement an investment program for the Fund that is consistent with the investment objectives, policies and restrictions set forth in the Fund’s prospectus and Statement of Additional Information, as they may be amended from time to time; provided, however, that the Sub-Sub-Adviser shall not be responsible for compliance with any amendments to such prospectus or Statement of Additional Information until such time as the Sub-Sub-Adviser shall have been given actual notice of such amendment(s) and a reasonable opportunity to implement changes in the Fund’s investment program.

(b)	The Sub-Sub-Adviser shall exercise discretion with respect to the selection of investments for the Fund’s portfolio, the disposition of such investments, the selection of brokers to be used in connection with the trading and settlement of transactions for the Fund (including, but not limited to broker-dealers that are affiliates of the Sub-Sub-Adviser). In connection with the placement of orders with brokers and dealers which involve transactions for the Fund, the Sub-Sub-Adviser will seek to obtain best execution of trades for the Fund consistent with the brokerage policy set forth in the Fund’s Prospectus and Statement of Additional Information, or approved by the Board of Trustees of the Trust and set forth in its current Form ADV and consistent with the federal securities laws, including its obligations under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and applicable rules and guidance issued by the SEC and its staff thereunder.

(c)	Consistent with the obligations set forth above, the Sub-Sub-Adviser may, in its discretion, place orders which involve transactions for the Fund with brokers and dealers who sell shares of the Fund and/or provide the Fund, Adviser, Sub-Adviser, or Sub-Sub-Adviser with research, analysis, advice or similar services. The Sub-Sub-Adviser may pay brokers and dealers in return for research and analytic services a higher commission or spread than may be charged by other brokers or dealers, subject to the Sub-Sub-Adviser determining in good faith that such commission or spread is reasonable either in terms of (i) the particular transaction or (ii) the overall responsibility of the Sub-Sub-Adviser to the Fund and its other clients to ensure that the total commissions or spreads paid by each client are reasonable in relation to the benefits to such client over the long term.

(d)	In no instance will securities held by or being acquired for the Fund be purchased from or sold to the Sub-Sub-Adviser, or any affiliated person of the Sub-Sub-Adviser or the Fund, except in accordance with the 1940 Act, the Advisers Act, and applicable rules, guidance and exemptive orders issued by the SEC and its staff thereunder.

(e)	Whenever the Sub-Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts managed by the Sub-Sub-Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed by the Sub-Sub-Adviser to be equitable to each account. Sub-Sub-Adviser may aggregate any orders for the purchase or sale of securities or other property on behalf of the Fund and the accounts of other of its clients, and such aggregated orders will be processed in accordance with procedures that are designed to result in fair and equitable treatment of all accounts.

(f)	The Sub-Sub-Adviser shall act on instructions received from the Adviser or Sub-Adviser, to the extent that such instructions are not inconsistent with the Sub-Sub-Adviser’s fiduciary duties, applicable law, or any obligations to the Fund hereunder.

(g)	The Sub-Sub-Adviser shall keep all records and other information relative to the Fund as confidential and proprietary information of the Fund, and will not use such records of information for any purpose other than in connection with the performance of its responsibilities hereunder; provided, however, that after prior notification to the Sub-Adviser, Adviser and the Fund, the Sub-Sub-Adviser may disclose records or information relative to the Fund when directed by order of a court or regulatory authority.

3.	Expenses of the Fund. The Sub-Sub-Adviser shall be responsible for the costs and expenses associated with the provision of the services contemplated herein; provided, however, that the Fund shall be responsible for the cost associated with the purchase or sale of any security or investment contract or other instrument for the Portfolio’s portfolio and the fees, expenses and costs associated with all other aspects of the Fund’s operations.

4.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Sub-Adviser will pay the Sub-Sub-Adviser a fee in accordance with the current Invesco Transfer Pricing Policy. Such fee shall be computed weekly and paid monthly to the Sub-Sub-Adviser on or before the last business day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

5.	Services Not Exclusive. The services to be provided by the Sub-Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Sub-Adviser shall be free to provide similar services to other clients so long as the provision of such services to such other clients does not impair the Sub-Sub-Adviser’s ability to provide the services contemplated hereunder. Nothing contained herein shall be construed to limit or restrict the right of any director, officer or employee of Sub-Sub-Adviser (who may also be a director, officer or employee of the Sub-Adviser) to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature of a dissimilar nature.

6.	Compliance with Applicable Law. The Sub-Sub-Adviser shall comply with all applicable laws, rules and regulations in the discharge or its obligations hereunder, specifically including, but not limited to Rule 17j-1, under the 1940 Act.

7.	Term and Approval. This Agreement shall become effective upon approval by Board of Trustees of the Trust, including a majority of Disinterested Trustees, and shall thereafter continue in force and effect for two (2) years and may be continued from year to year thereafter, provided that such continuation is specifically approved at least annually by the Trustees of the Trust, including a majority of the Disinterested Trustees. The agreement cannot be materially amended without prior written approval of the Adviser and the Board of Trustees of the Trust.

8.	Termination. This Agreement shall automatically terminate in the event of its assignment, as defined in Section 2(a)(4) of the 1940 Act. The agreement shall also automatically terminate in the event the Investment Sub-Advisory Agreement is terminated for any reason. The Agreement may also be terminated:

(a)	at any time, without the payment of any penalty, by vote of the Board of Trustees or by vote of a majority of that Fund’s outstanding voting securities on not more than 60 days’ nor less than 30 days’ prior written notice to the Sub-Adviser, or upon such shorter notice as may be mutually agreed upon by the parties;

(b)	by any Party upon the occurrence of material breach of the terms of the Agreement by the other Party that remains uncured for a period of thirty (30) days after notice of such breach has been given by the terminating Party; or

(c)	the Sub-Sub-Adviser may terminate the agreement upon ninety (60) days’ notice if the Fund materially changes its investment objectives, policies or restrictions and the cost of performance hereunder by the Sub-Sub-Adviser is increased.

9.	Liability of the Sub-Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder on the part of the Sub-Sub-Adviser or any of its officers, directors or employees, the Sub-Sub-Adviser shall not be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or investment contract or other instrument for the Fund’s portfolio.

10.	Notices. Any notices under this Agreement shall be given in writing, addressed and delivered or mailed, postage paid, to such address as may be designated for the receipt of such notice. The respective addresses for the delivery of such notices are as follows:

If to the Sub-Adviser:

Invesco Advisers, Inc.

11 Greenway Plaza, Suite 100

Houston, Texas 77046

Attention: General Counsel

If to the Sub-Sub-Adviser:

Invesco Capital Management LLC

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Attention: Head of Legal, US ETFs

11.	Applicable Law. This Agreement shall be construed in accordance with the laws of State of Delaware (without regard to conflict or choice of law provisions), the 1940 Act, the Advisers Act, and applicable rules, guidance and exemptive orders issued by the SEC and its staff thereunder.

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of this 18th day of November 2020.

INVESCO ADVISERS, INC.

By: /s/Nicole Filingeri

Name: Nicole Filingeri

Title: Vice President

INVESCO CAPITAL MANAGEMENT LLC

By: /s/Anna Paglia

Name: Anna Paglia

Title: Managing Director, Global Head of ETFs and

Indexed Strategies, and Chief Executive Officer